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                                                           FOR IMMEDIATE RELEASE



                  BERKSHIRE HILLS BANCORP NAMES KEVIN P. RILEY
                         AS NEW CHIEF FINANCIAL OFFICER



PITTSFIELD, MA, March 15, 2007 - Berkshire Hills Bancorp, Inc. (the "Company") (NASDAQ:BHLB), the holding company for Berkshire Bank (the "Bank"), announced today the appointment of Kevin P. Riley as the Company's and Bank's new Executive Vice President, Chief Financial Officer and Treasurer, effective August 1, 2007. Between now and August 1, he will be concluding his on-going projects at KeyCorp but will be providing services for the Company and the Bank in the interim.

Riley comes to the Company and Bank after twenty-one years with KeyCorp, where he most recently served as Executive Vice President for Client Information & Relationship Management in Cleveland, Ohio and was responsible for bank-wide customer relationship management, data governance and facilities. Prior to holding that position, from 1996 to 2002 he served as Executive Vice President and Chief Financial Officer of KeyBank National Association, KeyCorp's flagship community bank, and was a member of its executive team. While in that position he managed the consolidation of twelve state banks and four regional finance departments into a single $65 billion bank, and carried out other important strategic initiatives. Before that Riley served in similar positions with KeyBank New York, KeyBank Eastern New York, and KeyBank of Oregon. He began his career with two public accounting firms including three years with the Boston office of Ernst & Young.

Commenting on this appointment, Michael P. Daly, President and Chief Executive Officer stated, "Kevin is a quality individual with a depth of experience that will serve our organization well. Given our institution's continuing efforts to expand our products, services, geographic footprint and to improve our efficiencies, his background is a great fit."

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Mr. Riley noted, "In assessing my options for a new position, I was impressed by
Mike Daly's enthusiasm and vision for the institution, and by the management team that is in place. The Company has a track record of delivering quality earnings growth, and I look forward to having a direct impact with this team in building a nationally recognized regional franchise. I also appreciate the Company's emphasis on solid credit and risk management disciplines, and its foresight to emphasize high quality consumer credit, with no sub-prime lending programs. My family and I look forward to returning to this region and its quality of life."

Riley received his Bachelor of Science in Business Administration with a concentration in accounting in 1983 from Northeastern University. He and his wife Laurie and their four children are in the process of relocating to the Pittsfield, Massachusetts area.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts and Northeastern New York. The Bank is transitioning into a regional bank and is positioning itself as the financial institution of choice in its retail and commercial markets, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services, and investment products. For more information on Berkshire Hills Bancorp, Inc. or Berkshire Bank, visit www.berkshirebank.com or call 800-773-5601.

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Media Contact:

Michael P. Daly
President and Chief Executive Officer
413-236-3194
mdaly@berkshirebank.com